UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 23, 2006

HERCULES OFFSHORE, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	0-51582	56-2542838
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

11 GREENWAY PLAZA, SUITE 2950 HOUSTON, TEXAS	77046
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (713) 979-9300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

During the first quarter 2006, a subsidiary of Hercules Offshore, Inc. (together, with its subsidiaries, the “Company”), secured the Company’s first commitments for drilling contracts in international markets. On February 23, 2006, the Company entered into a letter of intent to contract Rig 16 for work offshore Qatar. The letter of intent is conditioned upon, among other things, the completion of a definitive drilling contract. Under the letter of intent, the dayrate would escalate from a rate of $49,500, which would apply from the date of the customer’s acceptance of the rig to May 31, 2006. From June 1, 2006 until the end of the contract term, the dayrate would be $69,500. The Company would also receive a stand-by rate of $30,000 per day, commencing on the date of the letter of intent and continuing until the earlier of the acceptance of the rig or May 1, 2006. The term of the contract would be two years commencing on the date the rig is under tow from the shipyard and is accepted by the customer. The customer may terminate the contract, and not pay the stand-by rate, if the rig is not under tow from the shipyard and accepted by June 1, 2006.

On March 31, 2006, the Company entered into a letter of award to contract Rig 31 for work offshore India. The letter of award is conditioned upon, among other things, the completion of a definitive drilling contract. The drilling contract, if completed, would cover the drilling of seven wells with five one-well options, and would commence in September 2006. The dayrate under the contract would be $110,000 for the first well and $140,000 for each additional well.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES OFFSHORE, INC.

Date:	April 4, 2006	By:	/s/ James W. Noe
James W. Noe,
Vice-President, General Counsel & Secretary

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